UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2021

GBT TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Nevada	000-54530	27-0603137
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification No.)

2450 Colorado Ave., Suite 100E, Santa Monica, CA 90404

(Address of principal executive offices) (Zip code)

Registrant’s telephone number including area code: 888-685-7336

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Not Applicable.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreements

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Item 3.02	Unregistered Sale of Equity Securities

Extension of Convertible Note:

On February 27, 2019, GBT Technologies Inc. (the “Company”) issued Iliad Research and Trading, L.P. (“Iliad “) a Promissory Note in the principal amount of $2,325,000 (the “Iliad Note”), due in one year. On February 27, 2020, the Company and Iliad entered to an Amendment to the Iliad Note pursuant to which the maturity date of the Iliad Note was extended to August 27, 2020, provided that the Iliad Note may be converted into shares of common stock of the Company at a conversion price equal to 80% multiplied by the lowest trading daily VWAP for the common stock during the 20 trading day period ending on the latest complete trading day prior to the conversion date. Further, the Company made a payment to Iliad of an extension fee equal to 7.5% of the outstanding balance of the Iliad Note resulting in a new balance of the Iliad Note of $2,765,983 and provided that the Company’s failure to deliver shares of common stock within three trading days of a conversion would result in an event of default. Iliad has agreed to restrict its ability to convert the Iliad Note and receive shares of common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 9.99% of the then issued and outstanding shares of common stock. On July 20, 2020, the Company and Iliad entered into agreement to extend the maturity of the Iliad Note until February 27, 2021 in consideration of an extension fee of $1,000. Following the application of extension fee of $1,000 the principal amount under the Iliad Note is $2,591,999.11. On February 28, 2021, the Company and Iliad entered into agreement to further extend the maturity of the Iliad Note until May 31, 2021 in consideration of an extension fee of $1,000 representing the third extension of the original note. On May 19, 2021, the Company and Iliad entered into agreement to further extend the maturity of the Iliad Note until August 31, 2021 in consideration of an extension fee of $1,000 representing the fourth extension of the original note Following the application of extension fee of $1,000 the principal amount under the Iliad Note is $483,010.08.

Mutual Releases and Settlement Agreement and Irrevocable Assignment of Note Balances

On June 17, 2019, the Company, Altcorp Trading LLC, a Costa Rica company and a wholly-owned subsidiary of the Company (“Altcorp”), GBT Technologies, S.A., a Costa Rica company (“GBTCR”) and Pablo Gonzalez, (“Gonzalez”), entered into and closed an Exchange Agreement (the “GBT Exchange Agreement”) pursuant to which the parties exchanged certain securities. In accordance with the Exchange Agreement, among other considerations, the Company issued a Convertible Note in the principal amount of $10,000,000 issued by the Company (the “GBT Convertible Note”). At December 31, 2019, the Company evaluated the carrying amount of this equity investment (currently less than 20% per GBTCR further issuance of shares to other parties) and determined that this investment was fully impaired and as a result an impairment charge of $30,731,534 was taken. The carrying amount of this investment at March 31, 2021 and December 2020, was $0 and $0, respectively.

On May 19, 2021, the Company, Gonzalez, GBTCR and IGOR 1 Corp entered into a Mutual Release and Settlement Agreement and Irrevocable Assignment of Note Balance Principal and Accrued Interest (the “Gonzalez Agreement”). Pursuant to the Gonzalez Agreement, without any party admission of liability and to avoid litigation, the parties has agreed to (i) extend the GBT Convertible Note maturity date to December 31, 2022, (ii) amend the GBT Convertible Note terms to include a beneficial ownership blocker of 4.99% and a modified conversion feature to the GBT Convertible Note with 15% discount to the market price during the 20 trading day period ending on the latest complete trading day prior to the conversion date and (iii) provided for an assignment of the GBT Convertible Note by Gonzalez to a third party.

The offer, sale and issuance of the above securities was made to an accredited investor and the Company relied upon the exemptions contained in Section 4(a)(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated there under with regard to the sale. No advertising or general solicitation was employed in offering the securities. The offer and sales were made to an accredited investor and transfer of the common stock will be restricted by the Company in accordance with the requirements of the Securities Act of 1933, as amended. The foregoing description of the terms of the above transactions do not purport to be complete and are qualified in their entirety by reference to the provisions of such agreements, the forms of which are filed as exhibits to this Current Report on Form 8-K.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K. Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits

Exhibit Number	Description

4.1	Fourth Amendment to Promissory Note between GBT Technologies Inc. and Iliad Research and Trading, L.P. dated May 14, 2020 – Executed May 19, 2021

10.1	Mutual Release and Settlement Agreement and Irrevocable Assignment of Note Balance Principal and Accrued Interest – Executed May 19, 2021

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GBT TECHNOLOGIES INC.

	By:	/s/ Mansour Khatib
Name: Mansour Khatib
Title: Chief Executive Officer
Date: May 21, 2021